Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

X3 HOLDINGS CO., LTD.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type Carry	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In30 Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, US$0.40 par value per share, Preferred Shares, Debt Securities, Warrants, Rights, and Units (1)	Rule 457(o)	(2)	–	$300,000,000	(3)	$147.60 per $1,000,000 (4)	$44,280
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.40 per share, issuable upon the conversion of convertible promissory notes	Rule 457(o)	(5)	–	$8,000,000	(3)	$147.60 per $1,000,000 (4)	$1,180.8
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$308,000,000			$45,460.8
	Total Fees Previously Paid								–
	Total Fee Offsets								–
	Net Fee Due								$45,460.8

(1)	Pursuant to General Instruction II.C. of Form F-3, the table lists each of the classes of securities being registered and the aggregate proceeds to be raised, but does not specify by each class information as to the amount registered, proposed maximum offering price per unit, and maximum aggregate offering price.
(2)	With respect to the primary offering, the registrant is registering an indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate offering price not to exceed US$300,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)	The fee rate used for the purpose of computing the amount of the registration fee is the effective fee rate since October 1, 2023.
(5)	With respect to the secondary offering, the registrant is registering an indeterminate number of securities for offer and sale from time to time at indeterminate prices, which shall have an aggregate offering price not to exceed US$8,000,000. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.